                                                                    Exhibit 10.9






                                 LEASE AGREEMENT

                                     BETWEEN

                                 DAVID G. EKMAN

                                       AND

                        CORPORATE TECHNOLOGIES, USA, INC.






















                                  January 2000

                                TABLE OF CONTENTS


      1.      DESCRIPTION OF PREMISES                                            3
      2.      TERM                                                               3
      3.      HOLDING OVER                                                       3
      4.      UNDERSTANDING                                                      3
      5.      RENTAL                                                             3
      6.      USE OF PREMISES                                                    4
      7.      INSURANCE AND LIABILITY FOR DAMAGES                                5
      8.      INDEMNIFICATION                                                    5
      9.      CONSTRUCTION OF IMPROVEMENTS                                       5
      10.     ALTERATIONS                                                        5
      11.     COVENANT OF TITLE AND QUIET POSSESSION                             6
      12.     ASSIGNMENT AND SUBLETTING                                          6
      13.     CONDEMNATION                                                       6
      14.     EVENTS OF DEFAULT                                                  7
      15.     REMEDIES OF DEFAULT                                                7
      16.     ENTRY BY LANDLORD                                                  8
      17.     WAIVER                                                             8
      18.     NOTICES TO TENANT                                                  8
      19.     NOTICES TO LANDLORD                                                9
      20.     RECORDATION SHORT FORM                                             9
      21.     PARTIES BOUND                                                      9
      22.     MAINTENANCE AND REPAIR                                             9
      23.     UNINSURED DAMAGE OR DESTRUCTION                                    9
      24.     ABATEMENT OF RENT                                                  9
      25.     PERSONAL PROPERTY                                                  9
      26.     SUBROGATION                                                        10
      27.     MORTGAGE                                                           10
      28.     COMMON AREAS                                                       11
      29.     PARKING                                                            11
      30.     RENTAL ADJUSTMENT                                                  11
      31.     EXTENSION                                                          11

                                 LEASE AGREEMENT

        This lease agreement, made and entered into this 19th day of January, 2000, by and between DAVID G. EKMAN of Fargo, North Dakota ("Landlord") and CORPORATE TECHNOLOGIES USA, INC., whose address is 1700 42nd Street SW, Fargo, ND 58103 ("Tenant").

WITNESSETH:


1.       DESCRIPTION OF PREMISES

        Landlord hereby leases to Tenant, Tenant's successors and assigns, and Tenant hereby leases from Landlord, its successors and assigns, on the terms and conditions set forth herein, 20,000 square feet of the office building at 1700 42nd Street SW, Fargo, North Dakota, together with a common means of ingress and egress to and from the leased premises. The parties agree that the building contains approximately 22,000 usable square feet. In addition the Tenant shall have non-exclusive use of the garage building on the premises, which consists of approximately 1,200 square feet.


2.       TERM

        The term of this lease shall commence on January 1, 2000, and shall continue for sixty (60) months thereafter, terminating at 11:59 p.m. on December 31, 2004. The term of this lease is subject to extension as provided in paragraph 31.


3.       HOLDING OVER

        In the event Tenant continues to occupy the premises after the last day of the term hereby created, or after the last day of any written extension of said term, and Landlord elects to accept rent thereafter, a tenancy from month to month only shall be created hereunder and not for any longer period.


4.       UNDERSTANDING

        This lease supersedes all prior negotiations, understandings and agreements. This lease is the final and complete expression of the will of the parties.


5.       RENTAL

        Tenant shall pay the following rental commencing with the commencement date:

         (a) BASE RENT: Tenant agrees to pay Landlord the sum of $210,000 annually, as rent, payable in monthly installments of $17,500 per month. This monthly rental is payable in advance on the first business day of each month during the term of this lease at Fargo, North Dakota, or elsewhere as Lessor may in writing direct.


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

         (b) ADDITIONAL RENT:

         (i) In addition to the base rent immediately above specified, Tenant agrees to pay to or for the benefit of Landlord, as directed herein, the building utilities, and general items of routine maintenance, such as cleaning services, maintenance and repair of heating, cooling, and electrical systems, snow removal, parking lot maintenance, and the like. (Such costs shall not include structural repairs or structural maintenance, such as roof repair and surfacing or resurfacing of a parking lot.) The Tenant will also be responsible for a prorated share of property taxes and insurance for the building and property. Such additional rent shall be payable periodically, upon request by Landlord, but such requests shall be made no more often than monthly. Landlord does reserve the right to formulate a reasonable estimate of the anticipated utilities and maintenance costs for the building for the coming year, and collect such maintenance charges monthly with the base rent. In any event, Landlord shall account to Tenant at no less than twelve (12) month intervals, and again at the end of the lease, for such charges, and appropriate adjustments will be made for each such accounting period, for any underpayment or overpayment. In the event the building is expanded during the term of this lease, the percentages of Tenant's responsibility shall be adjusted accordingly.

         (ii) Any rental payment which is not timely made shall accrue interest at the maximum legal rate then allowable, from the date due until paid. Landlord shall have the right to demand this amount as additional rent due immediately, and to deduct it first from any subsequent rentals becoming due. Landlord, at its option, may also allow said interest (additional rent) to accrue until the end of the term (and may deduct the amount accrued on any or all late payments, from any deposit provided for in this lease). However, the failure of Landlord to make demand for or collect such additional rent immediately, or to set it off against any rental payments subsequently made, in any one instance or several instances, shall not preclude Landlord from exercising its rights under this paragraph at any time during or after the end of the lease term or any extension thereof. The provisions of this paragraph shall not be construed to limit or qualify the rights and remedies provided Landlord elsewhere in this lease. Tenant shall have no right of set off pending ultimate resolution of any dispute between Landlord and Tenant arising under this lease, except in the case where Tenant may be dispossessed of the property by virtue of a breach of Landlord's covenant of good title and quiet possession.


6.       USE OF PREMISES

        Tenant shall use the leased premises for the purpose of conducting the following business and for incidental purposes related thereto: general office use, but excluding production and shipping operations unless consented to by landlord.

        In the event the zoning classification to which the leased premises are subject does not permit the use contemplated by the parties, this lease shall be null and void.

        Tenant shall not use the leased premises in such manner as to violate any applicable law, rule, ordinance or regulation of any governmental body. Tenant shall have the right to contest in good faith the validity of or seek a variance from or review of any law, statute, order, ordinance, rule or regulation, or other legal requirement, mentioned in this paragraph, by legal proceedings or other proceedings, provided they are conducted at the expense of Tenant and free of expense to Landlord and provided that Tenant shall not seek any change in or have changed any zoning


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

law, statute, order, ordinance, rule or regulation applicable to the leased property without the prior written consent of Landlord.


7.       INSURANCE AND LIABILITY FOR DAMAGES

        Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for damages to goods, supplies, or property of Tenant and others, in, upon or adjoining said premises, and for injuries to persons in or about said leased premises from any cause arising at any time during the term of this lease, not proximately caused by Landlord or the Landlord's agents or employees. Tenant further agrees upon the commencement of business at the leased premises to have in effect such public liability insurance covering risks on the leased premises as Landlord may reasonably require. Said policies of insurance shall name Landlord as one of the assureds thereunder and Tenant shall deliver copies of said policies or certificates of insurance to Landlord upon Landlord's request. These insurance coverages shall be maintained at Tenant's sole cost and expense. Tenant may, at Tenant's option, bring Tenant's obligations to carry the insurance required by this lease within the coverage of any so-called blanket policy or policies of insurance.


8.       INDEMNIFICATION

        Tenant covenants and agrees to indemnify, defend and save Landlord harmless from and against any and all injury, loss, claims, actions, damages, liability, costs and expenses, including reasonable attorney's fees, in connection with loss of life, personal or bodily injury, damage to property, or litigation arising from or out of any occurrence in, upon or at the leased premises or the occupancy or use by Tenant of the leased premises, or occasioned anywhere by any act, neglect, or omission of Tenant, Tenant's agents, contractors, employees, servants, tenants or concessionaires. Such indemnification does not extend to losses resulting from the gross negligence or willful misconduct of Landlord, or Landlord's agents or employees.


9.       CONSTRUCTION OF IMPROVEMENTS

        Tenant acknowledges that all improvements to be provided by Landlord at Landlord's expense are already in place.


10.      ALTERATIONS

        Tenant shall have no right to make additional improvements and alterations in the leased premises without the written permission of Landlord. All such additional permitted improvements shall be made at the cost and expense of Tenant and free of any cost or expense to Landlord. All improvements shall become and remain the property of Landlord, unless Landlord shall have consented in writing to severance. Such consent if given shall be deemed to be conditioned upon a corresponding covenant of Tenant to repair, at Tenant's expense, any damage caused by such severance.


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

11.      COVENANT OF TITLE AND QUIET POSSESSION

        Landlord covenants with Tenant that it is vested with fee simple title to the leased premises and has full right and lawful authority to lease the leased premises to Tenant.

        Landlord further covenants with Tenant to keep Tenant in quiet possession of said premises during the term hereof, provided that Tenant keeps and performs all of the covenants, agreements and undertakings to be kept and performed by Tenant.

        Tenant understands and agrees that Tenant shares a common access to the leased premises with Landlord and other tenants.


12.      ASSIGNMENT AND SUBLETTING

        Landlord shall have the right to assign this lease, but Tenant shall have no right to assign this lease or to sublet the whole or any part or parts of the leased premises without the written permission of the Landlord, which permission shall not unreasonably be withheld. No assignment of this lease shall release either party from any obligations incurred prior to such assignment.


13.      CONDEMNATION

        In the event that all of the leased premises are taken or condemned by any competent authority, this lease will terminate as of the earlier of the date of possession of said premises by the condemning authority or the date of the title transfer. Tenant shall have the right to prosecute its claim for an award based on its leasehold interest and the damage to its business. In the event that a substantial portion of said premises are taken or condemned by any competent authority, Tenant shall have the right: (a) to terminate the lease as of the earlier of the transfer of title on the date of the taking of possession by the condemning authority, in which event any unearned rent paid or credited will be refunded by the Landlord to Tenant, or (b) to continue the lease in full force and effect with a reduced fixed rental commensurate with the reduced area and/or reduced utility of the premises, in lieu of the amount of rental herein above provided, which reduced rental will become effective upon the earlier of the date of title transfer or the date of such taking; or (c) if an option to purchase the premises is conferred upon Tenant by any other provision of this lease, to purchase the leased premises in accordance with such purchase option with a reduction in the purchase price equal to Landlord's award in the condemnation proceedings. Tenant shall elect between these rights and give notice to Landlord of its election within sixty (60) days after the date when possession of the portion of the leased premises is taken by the condemning authority. In the event that less than a substantial portion of the leased premises is taken by the condemning authority, then the fixed rental herein shall be reduced in proportion to the ratio the square footage of the property taken bears to the total square footage of the leased premises prior to the taking or condemnation. If Tenant remains in possession of any part of the leased premises after the condemnation, then Landlord shall promptly make all repairs and alterations necessary to restore, as nearly as possible, the leased premises to the conditions existing prior to the taking or condemnation. The rent shall abate during such repairs if the premises are untenantable.

        A substantial portion is defined to be any of the following: (a) any part of Tenant's portion of the building on the leased premises; (b) any of Tenant's parking area for the building; (c) fifteen (15) percent or more of the land area leased; (d) loss through the taking or condemnation of access to the leased premises from all adjacent improved streets or highways or (e) a portion of land or improvements the absence of which would have a substantial impact on Tenant's business conducted on or from the leased premises.

        If any award is made for the condemning or taking of all or any part of the improvements on the leased premises during the original term of this lease or any extension hereof, and if Tenant has made any permanent improvements to the leased premises, then Tenant shall share in any award made for condemning or taking the improvements in proportion to the ratio Tenant's payment(s) for the improvements bear to Landlord's payment of the construction cost.

        Termination of the lease because of condemnation shall be without prejudice to the rights of either Landlord or Tenant to recover from the condemnor compensation and damages for the injury and loss sustained by them as a result of such taking and Tenant shall have the right to make a claim against the condemning authority for loss of profits and damage to its business by the taking or condemnation.


14.      EVENTS OF DEFAULT

        Any one or more of the following events shall constitute a default under this lease:

        (1) failure to observe any of the terms and provisions of this lease, including timely payment of rent;

        (2) the appointment or possession of a custodian of a substantial portion of the property of Tenant (other than a trustee, receiver or agent appointed or authorized to take charge of less than substantially all of the property of the Tenant for the purpose of enforcing a lien);

        For so long as this lease should remain unassumed or unrejected by a trustee of the Tenant's estate or by Tenant as debtor in possession, under any liquidation or reorganization proceedings under the United States Bankruptcy Code, the rental payments required of Tenant hereunder shall increase by fifty percent (50%), based upon the last installment of rent due and payable prior to the filing of a petition for an order for relief, voluntary or involuntary.


15.      REMEDIES OF DEFAULT

        Timely payment of rent is an essential part of this lease. In the event Tenant fails to pay when due any of the rentals provided for herein or fails to promptly keep and perform any other affirmative covenant in this lease, Landlord, prior to taking any other action, shall give Tenant notice specifying the default(s). Tenant shall have ten (10) days after receipt of said notice to correct any rental default and thirty (30) days to correct any other default(s). If Tenant fails to correct said default(s) within the specified time periods, Landlord may terminate this lease and re-enter the leased premises with or without process of law, and take possession thereof by reasonable force; or relet the premises at the best rental obtainable, Tenant to remain liable for the deficiency, if any, between the rental received by Landlord on any reletting and the rental provided for herein; or, if allowed by law, sue Tenant for the difference, if any, between the discounted rental Landlord would receive from the date of default to the expiration of the term of the lease in effect when the default occurred.

        No notice of default for nonpayment or untimely payment of rent shall be required of Landlord, where such default, even though cured for the prior month, occurs for two consecutive months.

        In the event of Tenant's default under the terms and provisions hereof with the resulting termination of the lease, Tenant shall owe to Landlord as additional rent the actual costs of construction (labor and materials) of any special improvements specifically requested by Tenant and contained in Tenant's portion of the building.

        In the event that the leased premises are sublet by Tenant, and should any default occur requiring notice as herein before provided in this paragraph, Landlord agrees that it will furnish Tenant with a copy of such notice at the same time that it is sent to such sublessee. In the event that such default is not corrected by such sublessee during the specified time periods, the Tenant shall have an additional period of ten (10) days to correct such default and, upon correction of such default, the Tenant shall have the right and option to resume actual possession of said premises as the Tenant hereunder for the unexpired term of this lease.


16.      ENTRY BY LANDLORD

        Landlord, its agents and representatives may, upon notice to the Tenant, enter the leased premises for the purpose of inspection and maintenance thereof, provided, however, that in so doing, Landlord, its agents and representatives will avoid interfering with the use and occupancy of the premises by Tenant, specifically refraining from entering during peak business hours or at such other times as their presence may be disruptive. Landlord agrees to exercise its best efforts to protect any information which Tenant deems proprietary or otherwise confidential in particular, except in the event of emergency, Landlords agrees to exercise reasonable efforts to notify Tenant of the necessity of entry upon the leased premises by the workmen or others, so the Tenant may provide a representative to be present during any such inspection or maintenance. As to routine janitorial services, Landlord agrees to notify Tenant of any proposed change in maintenance services or routines to allow Tenant the opportunity to take such steps as Tenant deems necessary to protect it proprietary information during off business hours.


17.      WAIVER

        The failure of Landlord or Tenant to insist upon prompt and strict performance of any of the terms, conditions or undertakings of this lease, or to exercise any option herein conferred, in any one or more instances, except as to any option to extend or renew the term, shall not be construed as a waiver of the same or any other term, condition, undertaking or option.


18.      NOTICES TO TENANT

        Any notice required to be given to Tenant under the terms of this lease shall be in writing and mailed to President, Corporate Technologies USA, Inc., 1700 42nd Street SW, Fargo, ND 58103, or to such other address as Tenant may furnish to Landlord in writing.

19.      NOTICES TO LANDLORD

        Any notice and the rental payments required to be given to Landlord under the terms of this lease shall be in writing and mailed to David G. Ekman, Property Account, 1700 42nd Street Southwest, Fargo, ND 58103, or to such other address as the Landlord may furnish to Tenant in writing.


20.      RECORDATION SHORT FORM

        Landlord agrees, upon Tenant's request, to execute a short form of this lease, entitled Memorandum of Lease. Tenant may record such short form lease at Tenant's sole cost and expense. The provisions of this lease shall control, however, in regard to any omissions from said short form, or in respect of any provisions hereof which may be in conflict with such short form.


21.      PARTIES BOUND

        The terms, covenants, agreements, conditions and undertakings contained herein shall be binding upon and shall inure to the benefit of the successors in interest and assigns of the parties hereto.


22.      MAINTENANCE AND REPAIR

        Tenant shall keep the leased premises in a good, clean and presentable appearance, in good order and in a good condition of maintenance and repair throughout the term of this lease and any extension or renewal thereof, reasonable wear and tear excepted.


23.      UNINSURED DAMAGE OR DESTRUCTION

        If the improvements on the leased premises are substantially damaged or destroyed as the result of any cause or peril not required by this lease to be insured against by Tenant, Tenant may, by giving thirty (30) days prior written notice of termination to Landlord, elect to terminate this lease. In the event of termination following damage or destruction by such uninsured cause or peril, this lease and the rights and liabilities of the parties hereunder shall cease and terminate.


24.      ABATEMENT OF RENT

        In the event of partial damage to the premises, rent shall abate ratably, until repair is effected. Landlord shall take prompt steps to undertake repairs.


25.      PERSONAL PROPERTY

        Tenant shall provide either by ownership or by lease all furniture, specialty fixtures, equipment and other personal property together with replacements thereof from time to time added to the leased premises. Regardless of the method in which the furniture, specialty fixtures, equipment and other personal property are affixed to the leased premises, to the extent they are provided for by Tenant and are not a part of the original construction contract for the initial improvement of the premises, they shall belong to Tenant. Tenant at the end of the lease may remove them, provided Tenant (or any secured party claiming them) repairs all damages occasioned by initial installation or such removal. Tenant shall place no signage upon or about the premises without the express permission of Landlord respecting all physical matters relating to such signage, including but not limited to, location, dimensions, manner of attachment, electrification, and quality.

        Tenant hereby indemnifies and saves Landlord harmless from and against any lien or claim of lien attached to or upon the leased premises or any part thereof by reason of any act or omission on the part of Tenant. Trade fixtures and other personal property provided for the leased premises by Tenant may be encumbered by mortgages or purchase money liens, and such encumbrances shall not constitute a violation of the terms of this lease. The right of any third party who owns or holds a mortgage or purchase money lien to remove the personal property covered thereby in the event of Tenant's default shall be consented to by Landlord in the form necessary in the event such consent is required by the owner or holder of the encumbrance. Tenant agrees to repair any damage caused by such third party's removal.

        Notwithstanding anything in this section to the contrary, Tenant will not suffer any mechanic's liens to be filed against the property as a result of any improvements, fixtures or other work Tenant causes to be done on the leased premises, and in the event any mechanic's liens are filed and claimed against the leased premises, Tenant will promptly pay the same and if Landlord incurs any costs or expenses in obtaining a discharge of any such mechanic's liens, Tenant will immediately reimburse Landlord for such costs and expenses as additional rent.


26.      SUBROGATION

        Tenant hereby releases Landlord from any and every right, claim and demand that Tenant may have against Landlord, its successors and assigns, arising out of or in connection with any loss or losses occasioned by fire and other perils insurance policies, and does hereby waive all rights of subrogation in favor of insurance carriers against the Landlord arising out of any losses occasioned by fire and such items as are included under the usual extended coverage clauses of fire insurance policies, and sustained by Tenant to its trade fixtures, equipment and merchandise in the leased premises.


27.      MORTGAGE

        This lease shall at all times be subject and subordinate to the lien of any mortgage that may be placed on the premises by the Landlord, and Tenant shall execute, acknowledge, and deliver any instruments that may be requested by Landlord or Landlord's mortgagee from time to time to evidence such subordination of record; provided that Tenant may request and obtain from any such mortgagee an agreement in writing, which shall be delivered to Tenant before Tenant is required to execute any such instrument, stating in substance that as long as Tenant faithfully discharges each and every obligation on his part to be performed under this lease, the tenancy will not be disturbed nor will this lease be affected by any default under said mortgage and that, in the event of foreclosure or other enforcement of said mortgage, the rights of Tenant shall survive and this lease shall in all respects


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

continue in full force and effect so long as Tenant observes the obligations of Tenant hereunder.


28.      COMMON AREAS

        Tenant agrees to share parking, bathrooms, entrance hallway space to bathrooms and janitorial closet, with Landlord and any tenant who occupies the balance of the building.


29.      PARKING

        Tenant shall have fifty (50) non-exclusive parking spaces for its use, on the concrete parking lot of the building occupied by Tenant. In addition, Tenant may have as needed, the non-exclusive use of up to fifty (50) additional parking spots on the graveled parking lot. Landlord reserves the right to designate specific parking spaces or a general area for those parking spots.


30.      RENTAL ADJUSTMENT

         The initial rental established in paragraph 5 of this lease, is fixed only for the first twelve (12) months. For the second lease year, and for every lease year thereafter, the base rental shall adjust prospectively. The rental shall be increased annually by two percent (2%) per lease year. The percentage shall be computed on the immediately preceding lease year, including any prior increases.


31.      EXTENSION

        Tenant shall have the right to extend this lease for another five year term, to December 31, 2009, provided that Tenant gives Landlord written notice of such extension at least 90 days prior to the end of the initial term. The annual rent for such additional lease year, shall be payable, as before, in equal monthly installments, commencing with the first day of January 2005. In the event of extension, all other provisions of the lease remain the same.

        Executed at Fargo, North Dakota, for the day and year first above written.




-------------------------------------       ---------------------

David G. Ekman                              Date
LANDLORD



-------------------------------------       ---------------------

David G. Ekman, President                   Date
CORPORATE TECHNOLOGIES USA, INC.
TENANT


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